Exhibit 10(GG)
QUOTA SHARE REINSURANCE AGREEMENT
     THIS QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is made this 30th day of October, 2009 but effective as of 11:59 p.m. on October 31, 2009 (the “Effective Date”) between SOUTHERN MUTUAL INSURANCE COMPANY, a Georgia mutual insurance company with its principal office in Athens, Georgia (“Southern Mutual”), and DONEGAL MUTUAL INSURANCE COMPANY, a Pennsylvania mutual fire insurance company with its principal office in Marietta, Pennsylvania (“Donegal Mutual”).
WITNESSETH:
     WHEREAS, Donegal Mutual has offered to provide reinsurance to Southern Mutual to the extent and on the terms and conditions set forth in this Agreement and nothing stated in this Agreement shall in any manner create any obligations or establish any rights against Donegal Mutual in favor of any person not a party to this Agreement; and
     WHEREAS, Southern Mutual has agreed to place such reinsurance with Donegal Mutual to the extent and on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound hereby, Donegal Mutual and Southern Mutual agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used in this Agreement:
     “Actual Effective Date Reserves” shall have the meaning set forth in Section 6.1(a)(ii) of this Agreement.
     “Allocated Loss Adjustment Expenses” shall mean all court costs, interest upon judgments and mitigation, investigation, adjustment and legal expenses chargeable to or incurred in (i) the mitigation, investigation, negotiation, settlement of or defense against a Loss under a Covered Policy, (ii) loss prevention mitigation or investigation in respect of any Covered Policy as to which Southern Mutual has posted a loss reserve, (iii) the investigation, prevention and workout of a potential Loss under a Covered Policy, (iv) the protection, perfection and exercise of any subrogation or salvage or rights of reimbursement with respect to any Covered Policy or (v) any deficiency resulting from the loss settlement or the workout of a potential Loss under a Covered Policy. Allocated Loss Adjustment Expenses shall exclude all office expenses and salaries of officers and employees of Southern Mutual. All loss adjustment expenses that are not Allocated Loss Adjustment Expenses shall constitute Unallocated Loss Adjustment Expenses.
     “Ceding Commission” shall have the meaning set forth in Section 6.1(b).
     “Covered Policies” shall mean an insurance policy first issued by Southern Mutual on or after 12:01 a.m. on January 1, 1976. Donegal Mutual is not assuming any liability from any insurance policy Southern Mutual first issued on or before 12:01 a.m. on January 1, 1976.
     “Donegal Mutual” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Estimated Effective Date Reserves” shall have the meaning set forth in Section 6.1(a)(ii) of this Agreement.
     “Extra Contractual Obligations” shall mean all liabilities (i) for compensatory, consequential, exemplary, punitive or similar damages which directly relate to any alleged or actual act, error, omission, fraud or misrepresentation by any Person, any of its affiliates or any of its or its affiliates’ officers or employees, whether intentional or otherwise, in connection with the Covered Policies or (ii) from any alleged or actual reckless conduct or bad faith by any Person, any of its affiliates or any of its or its affiliates’ officers or employees in connection with such Person’s handling of any claim under any of the Covered Policies, including the settlement, defense of or appeal of any claim or in connection with the issuance, offer, sale, delivery, cancellation or administration by any Person or any of its affiliates or any of its or its affiliates’ officers or employees under any of the Covered Policies.
     “Loss” shall mean (i) amounts incurred by Southern Mutual in settlement or satisfaction of claims under or in respect of the Covered Policies, (ii) any and all Allocated Loss Adjustment Expenses Southern Mutual incurs under or in respect of the Covered Policies, (iii) amounts payable to reinsurers other than Donegal Mutual under or with respect to the Covered Policies and (iv) Extra Contractual Obligations arising after the Effective Date from the acts of Donegal Mutual, in each case net of amounts actually collected by Donegal Mutual or Southern Mutual under Third Party Reinsurance Agreements.
     “Occurrence” shall be the definition of said term as set forth in Southern Mutual’s Covered Policies, provided, however, in the event “Occurrence” is not defined in any Covered Policy that is reinsured pursuant to this Agreement, then, as to such policy, the term “each Occurrence” shall mean each accident or Occurrence or series of accidents or Occurrences arising out of one event, and shall include aggregate limits of liability for a period not exceeding 12 months when a Covered Policy applies in excess of aggregate limits.

If Southern Mutual and Donegal Mutual cannot specifically determine the date of any Loss, accident, casualty or loss Occurrence, the date of such Loss, accident, casualty or loss Occurrence shall be the inception date of the original Covered Policy reinsured pursuant to this Agreement, provided that such policy period shall be deemed not to exceed 12 calendar months.
     “Person” shall mean any individual, corporation, limited liability company, association, joint-stock company, business trust or other similar organization, partnership, joint venture, trust, unincorporated association or government or any agency, instrumentality or political subdivision of a government.
     “Quota Share” shall mean 100%.
     “Recovery” shall mean any amount actually received by Southern Mutual in respect of any Loss covered by Donegal Mutual under this Agreement, whether by subrogation, salvage, reimbursement or other recovery.
     “Recovery Expenses” shall mean any expense, including court costs and legal expenses Southern Mutual incurs for purposes of obtaining a Recovery with respect to Losses, but excluding the expenses and salaries of the officers and employees of Southern Mutual or its affiliates or normal overhead expenses of Southern Mutual and its affiliates and excluding any expense that would constitute an Allocated Loss Adjustment Expense.
     “Southern Mutual” shall have the meaning set forth in the introductory paragraph of this Agreement.
     “Termination Date” shall have the meaning assigned to it in Section 17.1.
     “Third-Party Reinsurance Agreements” shall mean, to the extent such treaties or agreements relate to Covered Policies, (i) all reinsurance treaties and agreements under which Southern Mutual is a ceding party that were in force on the date of this Agreement, and (ii) any such treaty or agreement that is terminated or expired but under which Southern Mutual may continue to receive reinsurance coverage.
     “Unallocated Loss Adjustment Expenses” shall have the meaning set forth in the definition of Allocated Loss Adjustment Expenses.
     “Ultimate Net Loss” as used in this Agreement means the actual loss Southern Mutual pays or that Southern Mutual becomes liable to pay under the Covered Policies reinsured pursuant to this Agreement, including all loss adjustment expense, 100% of any Extra Contractual Obligations and 100% of any Loss in Excess of Policy Limits as defined in Sections 12.1 and 12.2 of this Agreement. “Ultimate Net Loss” shall include any expenses of litigation, accrued interest where such accrued interest is a part of any judgment, and all other loss expenses of Southern Mutual including legal expenses and costs incurred in connection with coverage and validity issues and any legal proceedings with respect thereto that are allocable to a Covered Policy.
ARTICLE 2
APPLICATION OF AGREEMENT
     2.1 Business Covered. This Agreement applies to all insurance policies Southern Mutual issued that are in effect as of the Effective Date and all policies that Southern Mutual issues after the Effective Date and which Southern Mutual issues during the term of this Agreement until 11:59 p.m. on the Termination Date.
ARTICLE 3
COVER
     3.1 Quota Share Reinsurance. Subject to the terms and conditions of this Agreement, Southern Mutual hereby cedes to Donegal Mutual, and Donegal Mutual hereby accepts and reinsures from Southern Mutual, the Quota Share of any Losses, including loss development on all Covered Policies issued prior to the Effective Date, under the Covered Policies. Such Losses and all other liabilities of Southern Mutual with respect to the Covered Policies are sometimes collectively referred to in this Agreement as the “Reinsured Liabilities.” Such cession by Southern Mutual and acceptance and reinsurance by Donegal Mutual shall, in the sole discretion of Donegal Mutual, be gross or net of any losses covered by the Third-Party Reinsurance Agreements of Southern Mutual. To the extent Donegal Mutual elects to accept and reinsure such cession net of any losses covered by Third Party Reinsurance Agreements of Southern Mutual, Donegal Mutual hereby guarantees Southern Mutual from and against any uncollectible third-party reinsurance recoverables. Donegal Mutual is not assuming under this Agreement any liabilities of Southern Mutual that do not constitute Reinsured Liabilities and any liabilities of Southern Mutual that are not Reinsured Liabilities shall remain the liabilities of Southern Mutual.
ARTICLE 4
REINSURANCE FOLLOWS ORIGINAL POLICIES
     4.1 Follow the Fortunes. Except to the extent specifically otherwise provided in this Agreement or as Southern Mutual and Donegal Mutual may agree in writing, all reinsurance under this Agreement shall be subject in all respects to the same rates, terms, conditions, waivers and interpretations, and to the same modifications, cancellations and alterations as the Covered Policies, the true intent of this Agreement being that Donegal Mutual shall, in every case to which this Agreement applies, follow the fortunes of Southern Mutual; provided, however, that the Agreement shall not be construed to expand the liability of Donegal Mutual beyond the liabilities Donegal Mutual has specifically assumed pursuant to this Agreement.
     4.2 Third-Party Rights. Except as set forth in Sections 7.1 or 13.1, nothing in this Agreement shall in any manner create any obligations or establish any rights against Donegal Mutual in favor of any Person not a party to this Agreement.
ARTICLE 5
CHANGE IN POLICY FORMS
     5.1 Policy Forms. Southern Mutual and Donegal Mutual have agreed on the forms of Covered Policies that Southern Mutual will issue and that Donegal Mutual will reinsure pursuant to this Agreement. Southern Mutual shall advise Donegal Mutual of any change in any form of any Covered Policy no less than 90 days prior to the implementation of any such change, and such change shall not be implemented unless Donegal Mutual shall have approved such change in writing within 30 days after receipt of such notice from Southern Mutual, such approval not to be unreasonably withheld by Donegal Mutual.
ARTICLE 6
PREMIUMS AND COMMISSIONS
     6.1 Premiums and Commissions. In consideration of the respective obligations of Southern Mutual and Donegal Mutual under this Agreement, Donegal Mutual and Southern Mutual shall make the following respective payments:
          (a) On the Effective Date, Southern Mutual shall pay to Donegal Mutual an amount equal to the Effective Date Reserves (as defined below) as follows:
               (i) On the Effective Date, Southern Mutual shall pay to Donegal Mutual an amount equal to the Estimated Effective Date Reserves to this Agreement net of the Estimated Effective Date Ceding Commission. The payment this Section 6.1(a)(i) requires shall be made by Southern Mutual’s delivery to Donegal Mutual of cash or securities whose value Donegal Mutual shall have approved no earlier than the third business day preceding the Effective Date having a fair market value as of the market close on the business day immediately preceding the Effective Date equal to the amount payable pursuant to this Section 6.1(a)(i).
               (ii) Promptly following the Effective Date, Southern Mutual and Donegal Mutual agree to determine the Actual Effective Date Reserves on a definitive basis. Not later than 60 days after the Effective Date, Southern Mutual shall deliver a statement to Donegal Mutual that sets forth Southern Mutual’s determination of the Actual Effective Date Reserves. If Donegal Mutual does not provide an objection notice to such statement, such

Southern Mutual statement shall be deemed to have been accepted in the form in which it was delivered to Donegal Mutual and shall be final and binding upon the parties in the absence of fraud or manifest error. If Donegal Mutual shall object to such Southern Mutual statement or if Southern Mutual shall object to any response to such statement by Donegal Mutual, the objecting party shall give the other party written notice of such objection within 30 days of the objecting party’s receipt of such statement or response. Such notice of objection shall set forth in reasonable detail the elements and amounts to which the objecting party objects and the basis for such objections. If either party provides an objection notice, the other party, within 15 days after its receipt of the objection notice, shall seek to resolve the objection. In the event Southern Mutual and Donegal Mutual are unable to resolve the objection within 15 days thereafter, the parties shall submit the matter to KPMG LLP (“KPMG”) for final resolution of the matter. Within 30 days of the submission of the matter to KPMG, KPMG shall deliver its resolution of the matter to Southern Mutual and Donegal Mutual. KPMG’s resolution of the matter shall be binding on Southern Mutual and Donegal Mutual. Southern Mutual and Donegal Mutual shall bear equally the costs of KPMG in determining such resolution.
               (iii) To the extent the amount of the Actual Effective Date Reserves as so determined was less than the Estimated Effective Date Reserves, Donegal Mutual shall forthwith remit to Southern Mutual the amount by which the Estimated Effective Date Reserves exceeded the Actual Effective Date Reserves.
               (iv) To the extent the amount of the Actual Effective Date Reserves as so determined was greater than the Estimated Effective Date Reserves, Southern Mutual shall forthwith remit to Donegal Mutual the amount by which the Actual Effective Date Reserves exceeded the Estimated Effective Date Reserves.
          (b) On the Effective Date, Donegal Mutual shall pay to Southern Mutual a Ceding Commission equal to 36% of the amount of Southern Mutual’s unearned premium reserves included in the Estimated Effective Date Reserves as follows:
               (i) On the Effective Date, Donegal Mutual shall be deemed to have paid to Southern Mutual an Estimated Ceding Commission equal to 36% of the Estimated Effective Date Reserves (the “Estimated Effective Date Ceding Commission”) upon Southern Mutual’s netting the amount of the amount of the Estimated Effective Date Ceding Commission against the amount of the Estimated Effective Date Reserves.
               (ii) Promptly following the Closing Date, Southern Mutual and Donegal Mutual agree to determine the Actual Effective Date Ceding Commission on a definitive basis according to the determination of the Actual Effective Date Reserves. Not later than 60 days after the Effective Date, Donegal Mutual shall deliver a statement to Southern Mutual that sets forth the amount of the Actual Effective Date Ceding Commission.

               (iii) To the extent that the amount of the Actual Effective Date Ceding Commission as so determined exceeds the amount of the Estimated Effective Date Ceding Commission, Donegal Mutual shall forthwith remit to Southern Mutual the amount by which the Actual Effective Date Ceding Commission exceeds the Estimated Effective Date Ceding Commission.
               (iv) To the extent that the amount of the Estimated Effective Date Ceding Commission as so determined was greater than the amount of the Actual Effective Date Ceding Commission, Southern Mutual shall forthwith remit to Donegal Mutual the amount by which the Estimated Effective Date Ceding Commission exceeded the Actual Effective Date Ceding Commission.
          (c) As additional consideration in connection with the reinsurance this Agreement establishes, Donegal Mutual shall be entitled to the Quota Share of any premium, fee and other amounts actually collected, with the exception of service charges, on or after the Effective Date by Southern Mutual with respect to the Covered Policies and Donegal Mutual shall be responsible for all Losses, including loss development, on Covered Policies after the Effective Date. Southern Mutual shall promptly remit to Donegal Mutual any such amounts that Southern Mutual receives net of any reinsurance reinstatement premiums paid.
          (d) If, after the Effective Date, either Southern Mutual or Donegal Mutual discovers an error or omission in the calculation of any amount under this Section 6.1, Southern Mutual and Donegal Mutual shall rectify such error or omission as promptly as practicable after the discovery of the error or omission. Without limiting the foregoing, after the Effective Date, Donegal Mutual will promptly pay to Southern Mutual, upon notice from Southern Mutual, without interest, any amount Southern Mutual paid to Donegal Mutual pursuant to this Agreement, net of Ceding Commissions without interest, with respect to any insurance policy that Southern Mutual or Donegal Mutual determines was not a Covered Policy as of the Effective Date. In addition, in the event that after the Effective Date, Southern Mutual or Donegal Mutual discover that Southern Mutual has made payments to Donegal Mutual pursuant to this Section 6.1 with respect to premiums that have been refunded in whole or in part, Donegal Mutual will promptly upon notice from Southern Mutual return to Southern Mutual, without interest, all of the amount Southern Mutual paid to Donegal Mutual pursuant to this Section 6.1 in respect of such insurance policy to the extent necessary to put Southern Mutual in the same position it would have been in had Southern Mutual been aware of the return of premium prior to the Effective Date net of Ceding Commissions.
ARTICLE 7
LOSSES AND LOSS ADJUSTMENT EXPENSES
     7.1 Payment to Southern Mutual for Ultimate Net Losses. Donegal Mutual shall pay to Southern Mutual the Quota Share of sums actually paid by Southern Mutual in settlement of the Ultimate Net Losses under the Covered Policies, on and after the Effective Date; provided, however, that in the event of the insolvency of Southern Mutual, Donegal Mutual shall pay such amount to the liquidator, receiver or statutory successor of Southern Mutual in accordance with the provisions of Article 13 of this Agreement.
     7.2 Expenses to be Borne by Donegal Mutual. Donegal Mutual shall bear its Quota Share of all external loss adjustment expenses Southern Mutual incurs in the investigation, adjustment and litigation of all claims under the Covered Policies.
     7.3 Salvage. Donegal Mutual shall receive its Quota Share of all salvage, recoveries and payments received subsequent to a Loss settlement under this Agreement whether received before or after the final adjudication of any claim under the Covered Policies.
     7.4 Loss Development. Southern Mutual shall advise Donegal Mutual promptly of all claims and any subsequent loss reserve developments pertaining to the Covered Policies reinsured pursuant to this Agreement.
     7.5 Defense of Claims. Southern Mutual shall investigate and, to the extent that may be required by the Covered Policies reinsured under this Agreement, defend any claim affecting the reinsurance provided by this Agreement and pursue such claim to final determination.
     7.6 Donegal Mutual Participation. Southern Mutual agrees, upon the request of Donegal Mutual, that when so requested, Southern Mutual will afford Donegal Mutual an opportunity to participate with Southern Mutual, at the expense of Donegal Mutual, in the defense or control of any claim, suit or proceeding involving the reinsurance provided pursuant to this Agreement; and Southern Mutual and Donegal Mutual shall cooperate in all material respects in the defense of such suit, claim or proceeding.
ARTICLE 8
PREMIUM
     8.1 Payment of Direct Written Premium. During the term of this Agreement, Donegal Mutual shall assume from Southern Mutual 100% of Southern Mutual’s net written premiums applicable to its liability under the Covered Policies for the reinsurance provided pursuant to this Agreement. Southern Mutual shall pay such premiums, net of any premiums for third-party reinsurance.
     8.2 Summary Statements. As soon as possible after the end of each month, Southern Mutual shall submit to Donegal Mutual a statement that summarizes the net premiums ceded, return premiums and conversions on Southern’s net written business, the actual premiums due, net of commission, and Southern Mutual shall pay to Donegal Mutual any amount due within 15 days of Southern Mutual’s delivery of such statement to Donegal

Mutual. Southern Mutual shall furnish quarterly to Donegal Mutual, Southern Mutual’s unearned premium reserve on the Covered Policies. Southern Mutual shall compute its unearned premium reserve on the daily pro rata basis.
     8.3 Payment of Losses. Donegal Mutual shall pay its proportion of Loss and loss expenses paid by Southern Mutual to Southern Mutual within 15 days after Southern Mutual renders a monthly account summarizing the Losses and loss expenses. Donegal Mutual shall have the right, at its option, to offset the amount of such Loss or loss expense as provided in Article 14.
ARTICLE 9
CEDING COMMISSION
     9.1 Payment of Ceding Commission. Donegal Mutual shall pay a ceding commission as provided in Article 6 to Southern Mutual on the net written premiums Southern Mutual cedes to Donegal Mutual under this Agreement. On all return premiums, Southern Mutual shall promptly return to Donegal Mutual the Ceding Commission applicable to such returned premium.
     9.2 Statement of Ceding Commission. As soon as possible after the end of each month, Donegal Mutual shall submit to Southern Mutual a statement that sets forth the Ceding Commission fees, and Donegal Mutual shall pay any amount due within fifteen (15) days of Donegal Mutual’s receipt of the monthly statements required by Section 8.2.
     9.3 Taxes. The Ceding Commission allowance that Donegal Mutual pays to Southern Mutual on the Covered Policies reinsured pursuant to this Agreement includes provision for all premium taxes, licenses and fees with the exception of service charges, assessments and any other expenses whatsoever, except external loss adjustment expenses.
ARTICLE 10
INSPECTION
     10.1 Right of Inspection. Southern Mutual shall place at the disposal of Donegal Mutual and Donegal Mutual shall have the right to inspect, through its authorized representatives, at all reasonable times during the term of this Agreement and thereafter, the books, records and papers of Southern Mutual pertaining to the reinsurance provided pursuant to this Agreement and all claims made in connection therewith.

ARTICLE 11
RESERVES AND TAXES
     11.1 Maintenance of Reserves. Donegal Mutual shall maintain legal reserves with respect to the unearned premiums and claims it assumes pursuant to this Agreement.
     11.2 Premium Taxes. Southern Mutual shall be liable for all taxes on premiums reported to Donegal Mutual under this Agreement and Southern Mutual shall reimburse Donegal Mutual for such taxes where Donegal Mutual is required to pay the same.
ARTICLE 12
EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS
     12.1 Extra Contractual Obligations. The obligations reinsured pursuant to this Agreement shall include Extra Contractual Obligations under the Covered Policies.
     12.2 Losses In Excess of Policy Limits. The obligations reinsured pursuant to this Agreement shall include Loss in Excess of Policy Limits with respect to any Covered Policy. “Loss in Excess of Policy Limits” shall mean losses in excess of the policy limit, having been incurred because of, but not limited to, failure by Southern Mutual to settle within the Covered Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
     12.3 Date of Occurrence. An Extra Contractual Obligation and Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the Loss covered under a Covered Policy, and shall constitute part of the original Loss.
     12.4 Meaning of Loss. For the purposes of the Loss in Excess of Policy Limits coverage under this Agreement, the word “Loss” shall mean any amount for which Southern Mutual would have been contractually liable to pay had it not been for the limit of the Covered Policy.
     12.5 Loss Adjustment Expense. Loss adjustment expense in respect of Extra Contractual Obligations and Loss in Excess of Policy Limits shall be covered under this Agreement in the same manner as other loss adjustment expense.
     12.6 Georgia Law. In no event shall Donegal Mutual provide reinsurance to Southern Mutual to the extent not permitted under the laws of Georgia.

ARTICLE 13
INSOLVENCY CLAUSE
     13.1 Insolvency. In the event of the insolvency and the appointment of a conservator, rehabilitator, liquidator or statutory successor of Southern Mutual,
          (a) the reinsurance provided by this Agreement and each and every reinsurance agreement heretofore or hereafter entered into between Donegal Mutual and Southern Mutual shall be payable, subject to Section 13.1(b) by Donegal Mutual directly to Southern Mutual or to its conservator, rehabilitator, liquidator, receiver or statutory successor on the basis of the liability of Southern Mutual under the Covered Policies without diminution because of the insolvency of Southern Mutual or because the conservator, rehabilitator, liquidator, receiver, or statutory successor has failed to pay all or any portion of any claims.
          (b) Donegal Mutual shall make the payments as set forth above directly to Southern Mutual or to its conservator, rehabilitator, liquidator, receiver or statutory successor. If an insured under a Covered Policy submits a claim to Southern Mutual’s conservator, rehabilitator, liquidator, receiver or statutory successor, Donegal Mutual shall have the right, in lieu of making a payment to such conservator, rehabilitator, liquidator, receiver or statutory successor, to make a payment on the claim directly to the insured. Any such payment by Donegal Mutual shall discharge Donegal Mutual from its related payment obligation under such Covered Policy.
ARTICLE 14
OFFSET CLAUSE
     14.1 Offset. Except for payments to be made pursuant to Section 6.1, which may only be offset against each other, Donegal Mutual and Southern Mutual shall each have, and may exercise at any time and from time to time, the right to offset any balance or amount, whether on account of premiums, premium adjustments, commissions, claims, Losses, Recoveries or otherwise, due from such party to the other party hereto under this Agreement. The party asserting the right of offset shall have and may exercise such right at any time whether the balance or balances due or to become due to such party from the other are on account of premiums or on account of Losses or otherwise. If Donegal Mutual is required to make a payment directly to an insured under a Covered Policy, no offset shall be allowed between Donegal Mutual and the insured under a Covered Policy, provided, however, that Donegal Mutual shall continue to maintain its offset rights against Southern Mutual pursuant to this Agreement.

ARTICLE 15
ARBITRATION
     15.1 Arbitration. Should an irreconcilable difference of opinion arise between Southern Mutual and Donegal Mutual as to the interpretation of this Agreement or the transactions this Agreement contemplates, as a condition precedent to any right of action under this Agreement, such difference shall be submitted to arbitration to the decision of a board of arbitration composed of two arbitrators and an umpire, meeting in Atlanta, Georgia under the rules of the American Arbitration Association.
     15.2 Identity of Arbitrators. The members of the board of arbitration shall be active or retired disinterested executive officers of insurance or reinsurance companies. Each party shall appoint one arbitrator and the two arbitrators shall choose an umpire before they enter into arbitration. If either party fails to appoint its arbitrator within four weeks after being requested to do so, the other party shall also appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within four weeks after their nominations, each of them shall name three nominees for umpire, of whom each arbitrator shall decline two nominees and the decision among the two remaining nominees shall be made by the claimant party drawing lots.
     15.3 Default Selection. In the event that either party shall fail to choose an arbitrator within four weeks following a request by Donegal Mutual or Southern Mutual for arbitration, the requesting party shall choose two arbitrators who shall choose the umpire.
     15.4 Submission of Initial Brief. The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days after receipt of the claimant’s brief and the claimant may submit a reply brief within 10 days after receipt of the respondent’s brief.
     15.5 Arbitrator Decision. The board of arbitration shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board of arbitration shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board of arbitration shall make its decision within 60 days following the conclusion of the hearings unless the parties consent to an extension. The majority decision of the board of arbitration shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the board of arbitration in any court having jurisdiction thereof.
     15.6 Multiple Reinsurers. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this clause and communications shall be made by Southern Mutual to each of the reinsurers constituting the one party, provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this Agreement from several to joint.
     15.7 Arbitration Expenses. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board of arbitration.
ARTICLE 16
GOVERNING LAW
     16.1 Governing Law. This Agreement shall be interpreted under and pursuant to the laws of the State of Georgia in all respects.
ARTICLE 17
COMMENCEMENT AND TERMINATION
     17.1 Effective Time. This Agreement shall take effect as of 12:01 A.M. on the Effective Date and is entered into for an unlimited term, but either party may terminate the term of this Agreement at any time by giving not less than 12 months notice in writing to the other party of a date of termination of this Agreement (the “Termination Date”).
     17.2 Participation Until Termination. Donegal Mutual shall participate in business coming within the terms of this Agreement until the date of termination of this Agreement.
     17.3 Run-Off. In the event either party terminates this Agreement the reinsurance pursuant to this Agreement shall be provided on a “run-off” basis for all Covered Policies under this Agreement written prior to the Termination Date until all liabilities under the Covered Policies have been satisfied in full.
ARTICLE 18
CURRENCY OF PAYMENT
     18.1 Currency of Payment. All payments under this Agreement shall be made in the currency of the United States of America.
ARTICLE 19
ACCESS TO RECORDS
     19.1 Access to Records. Donegal Mutual, by its duly appointed representatives, shall have the right at any reasonable time, to examine all papers in the possession of

Southern Mutual that relate to the Covered Policies that Donegal Mutual has reinsured pursuant to this Agreement.
ARTICLE 20
STATISTICS
     20.1 Statistics. Southern Mutual shall furnish Donegal Mutual such statistics as may be necessary to comply with statutory requirements and in such form as Donegal Mutual may reasonably request from Southern Mutual.
ARTICLE 21
ERRORS AND OMISSIONS
     21.1 Errors and Omissions. Any inadvertent delay, omission or error by either party shall not relieve the other party from any liability that would have attached under this Agreement, provided that such delay, omission or error shall not impose any greater liability on Donegal Mutual than would have attached under this Agreement if such act, delay, omission or error had not occurred, and such act, delay, omission or error is promptly and reasonably rectified upon discovery by the responsible party.
ARTICLE 22
MISCELLANEOUS
     22.1 Notices. All reports, remittances, notices, letters, financial statements or any other communications between the parties to this Agreement shall be addressed as follows:
     To Donegal Mutual:
Donegal Mutual Insurance Company
1195 River Road
Marietta, Pennsylvania 17547
Attention: President
Facsimile: (717) 426-7009
     To Southern Mutual:
Southern Mutual Insurance Company
360 Alps Road
Athens, Georgia 30606
Attention: President
Facsimile: (706) 549-7855

     22.2 Assignment. Neither this Agreement nor any rights or obligations under this Agreement may be assigned or otherwise transferred by any party to this Agreement, including by operation of law, without the consent of the other party to this Agreement and the prior approval of the Commissioner of Insurance of the State of Georgia; provided, however, that Donegal Mutual may assign its rights or obligations under this Agreement to any entity that has a current A.M. Best rating equal to or greater than A.
     22.3 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been part of this Agreement unless the deletion of such provision would result in such a material change as to cause completion or continuation of the transactions contemplated by this Agreement to be unreasonable or materially frustrate the objectives of Southern Mutual and Donegal Mutual as expressed in this Agreement.
     22.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.
     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate and delivered as of the day and year first above written.

DONEGAL MUTUAL INSURANCE COMPANY
By:	/s/ Donald H. Nikolaus
Donald H. Nikolaus, President

SOUTHERN MUTUAL INSURANCE COMPANY
By:	/s/ Allen R. Green
Allen R. Green, President